Exhibit 99.1

November 11, 2025

Tofutti Press Release

Company Contact:	Steve Kass
Chief Executive and Financial Officer
(908) 272-2400
(908) 272-9492 (Fax)

TOFUTTI ANNOUNCES RESULTS FOR THE THIRTEEN AND THIRTY-NINE WEEKS ENDED SEPTEMBER 27, 2025

Edison, New Jersey — November 11, 2025 — TOFUTTI BRANDS INC. (OTCQB Symbol: TOFB) issued its results for the thirteen and thirty-nine weeks ended September 27, 2025 today.

Tofutti Brands reported net sales of $1,907,000 for the thirteen weeks ended September 27, 2025 compared to net sales of $1,986,000 for the thirteen weeks ended September 28, 2024. Sales of our vegan cheese products decreased slightly to $1,632,000 in the thirteen weeks ended September 27, 2025 from $1,648,000 in the thirteen weeks ended September 28, 2024. Sales of our frozen dessert products decreased to $275,000 in the 2025 period from $338,000 in 2024.

Our gross profit increased to $519,000 for the thirteen weeks ended September 27, 2025 from $485,000 for the thirteen weeks ended September 28, 2024, due primarily due to the reduction of sales from the prior year period. Our gross profit percentage also increased in the 2025 period to 27%, up from 25% in the 2024 period.

Net sales for the thirty-nine weeks ended September 27, 2025 were $5,527,000, a decrease of $954,000, or 15%, from net sales of $6,481,000 for the thirty-nine weeks ended September 27, 2024. Sales of our vegan cheese products decreased to $4,713,000 in the thirty-nine weeks ended September 27, 2025 from $5,383,00 in the thirty-nine weeks ended September 28, 2024, due to increased competition in the vegan cheese category. Sales of our frozen dessert products decreased to $814,000 in the thirty-nine weeks ended September 27, 2025 from $1,098,000 for the thirty-nine weeks ended September 28, 2024.

Our gross profit increased to $1,726,000 for the thirty-nine weeks ended September 27, 2025 by $105,000 from $1,621,000 for the thirty-nine weeks ended September 28, 2024, due principally to significant price increases we implemented at the end of 2024. Our gross profit percentage was 31% for the thirty-nine weeks ended September 27, 2025 compared to 25% for the thirty-nine weeks ended September 28, 2024.

The Company reported a net loss of $(137,000) or $(0.03) per share, for the thirteen weeks ended September 27, 2025, compared to a net loss of $(207,000) or $(0.04) per share, for the thirteen weeks ended September 28, 2024. For the thirty-nine weeks ended September 27, 2025 and September 28, 2024, the Company reported net losses of $(306,000) or $(0.06) per share and $(542,000), or $(0.11) per share, respectively.

As of September 27, 2025, we had approximately $630,000 in cash and our working capital was approximately $2,598,000, compared with approximately $462,000 in cash and working capital of $2,893,000 at December 30, 2024. We principally operate our business on the cash flows from our operations and currently have no borrowings.

About Tofutti Brands Inc. Founded in 1981, Tofutti Brands Inc. develops and distributes a complete line of plant-based products. The Company sells more than twenty-five (25) dairy-free foods including cheese products and frozen desserts. Tofutti Brands Inc. is a proven innovator in the food industry and has developed a full line of delicious and healthy dairy-free foods. Available throughout the United States and in twelve (12) foreign countries, Tofutti Brands answers the call of millions of people who are allergic or intolerant to dairy or wish to maintain a kosher or vegan diet. Tofutti’s product line includes plant-based ice cream pints, cones, Tofutti Cutie® sandwiches and novelty products.

Forward-Looking Statements. Some of the statements in this press release concerning the Company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results may vary significantly based upon a number of factors including, but not limited to business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

TOFUTTI BRANDS, INC.

Unaudited Condensed Statements of Operations

(in thousands, except per share figures)

	Thirteen weeks ended September 27, 2025	Thirteen weeks ended September 28, 2024	Thirty-nine weeks ended September 27, 2025	Thirty-nine weeks ended September 28, 2024

Net sales	$1,907	$1,986	$5,527	$6,481
Cost of sales	1,388	1,501	3,801	4,860
Gross profit	519	485	1,726	1,621

Operating expenses:
Selling and warehouse	217	207	622	671
Marketing	95	83	305	297
Research and development	31	28	113	92
General and administrative	309	374	979	1097
	652	692	2,019	2,157

Loss from operations	(133)	(207)	(293)	(536)

Loss before interest expense and income taxes	(133)	(207)	(293)	(536)
Interest expense	—	—	1	1
Loss before income tax expense	(133)	(207)	(294)	(537)
Income tax expense	4	—	12	5

Net loss	$(137)	$(207)	$(306)	$(542)

Weighted average common shares outstanding:
Basic	5,154	5,154	5,154	5,154
Diluted	5,154	5,154	5,154	5,154

Loss per common share:
Basic	$(0.03)	$(0.04)	$(0.06)	$(0.11)
Diluted	$(0.03)	$(0.04)	$(0.06)	$(0.11)

See accompanying notes to unaudited condensed financial statements.

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TOFUTTI BRANDS INC.

Condensed Balance Sheets

(in thousands, except share and per share figures)

	(Unaudited) September 27, 2025	December 28, 2024
Assets
Current assets:
Cash	$630	$462
Accounts receivable, net of allowance for credit losses and sales promotions of $340 and $389.	787	989
Inventories	2,231	1,879
Prepaid expenses and other current assets	93	111
Total current	3,741	3,441

Operating lease right-of-use assets	291	340
Finance lease right-of-use asset	9	21
Other assets	21	21
Total assets	$4,062	$3,823

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$649	$257
Accrued expenses	416	211
Operating lease liability, current portion	68	64
Finance lease liability, current portion	10	16
Total current liabilities	1,143	548

Operating lease liabilities, net of current portion	239	283
Finance lease liability, net of current portion	—	6
Total liabilities	1,382	837

Stockholders’ equity:
Preferred stock - par value $.01 per share; authorized 100,000 shares, none issued and outstanding	—	-
Common stock - par value $.01 per share; authorized 15,000,000 shares, 5,153,706 shares issued and outstanding	52	52
Additional paid-in capital	377	377
Retained earnings	2,251	2,557
Total stockholders’ equity	2,680	2,986
Total liabilities and stockholders’ equity	$4,062	$3,823

See accompanying notes to unaudited condensed financial statements.

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